PLATINUM UNDERWRITERS HOLDINGS, LTD.

Special

Share Unit Award

AWARD AGREEMENT, dated as of      , 20     , between Platinum Underwriters Holdings, Ltd., a Bermuda corporation (the “Company”), and      (the “Participant”). This Award is granted by the Compensation Committee of the Company’s Board of Directors (the “Committee”) pursuant to the terms of the 2002 Share Incentive Plan (the “Plan”). The applicable terms of the Plan are incorporated herein by reference, and capitalized terms used herein but not defined shall have the meanings set forth in the Plan.

Section 1. Share Unit Award. The Company hereby grants to the Participant, on the terms and conditions set forth herein, an Award of      Share Units (the “Share Units”). The Share Units are notional units of measurement denominated in Common Shares, which represent an unfunded, unsecured deferred compensation obligation of the Company.

Section 2. Vesting Requirements.

A. Time-Based Vesting. The Award hereunder shall become fully vested on      , 20     [on the second anniversary of the date of this agreement], subject to the Participant’s continued employment with the Company or any of its Subsidiaries on the vesting date.

B. Accelerated Vesting. Notwithstanding the foregoing, upon the Participant’s death or disability (within the meaning of Section 409A(a)(2)(C) of the Code (a “Disability”)), or upon the occurrence of a Change in Control, the Award shall become fully vested, and shall be payable in accordance with Section 5 hereof, to the extent that it has not previously been forfeited in accordance with Section 3 hereof.

Section 3. Termination of Employment. In the event of the Participant’s termination of employment for any reason other than death or Disability, if the Award has not previously become vested hereunder, it shall be forfeited and automatically cancelled without further action of the Company.

Section 4. Dividend Equivalent Rights. Any dividends paid on the Common Shares during the term of the Award shall be credited under the Award as Dividend Equivalent Rights that will accumulate as dollar amounts (and not as additional Share Units), subject to the terms hereof. All such Dividend Equivalent Rights shall be subject to the same vesting requirements that apply to the Share Units from which the Dividend Equivalent Rights are derived.

Section 5. Payment of Award.

A. General. Subject to the provisions of Section 5.B hereof, payment of vested Share Units shall be made within 15 days following the vesting date (or within 15 days following the acceleration of vesting) as set forth in Section 2 hereof. Notwithstanding the foregoing, no payment shall be made upon the occurrence of a Change in Control that does not also qualify as a “change in control” for purposes of section 409A of the Code, until the earlier to occur of the Participant’s death, Disability and “separation from service” (within the meaning of section 409A of the Code). The Share Units shall be paid in Common Shares, and shall be paid to the Participant after deduction of applicable withholding taxes in the amount determined by the Committee, provided that such amount shall not exceed the Participant’s estimated Federal, state and local tax obligation with respect to payment of the Award. Notwithstanding the foregoing, any Dividend Equivalent Rights credited under the Award pursuant to Section 4 hereof shall be paid to the Participant in cash in accordance with the provisions of this Section 5, subject to applicable withholding requirements.

B. Payments to “Specified Employees” Under Certain Circumstances. Notwithstanding the provisions of Section 5.A hereof, if the Participant is deemed a “specified employee” at a time when such Participant becomes eligible for payments upon the Participant’s Disability or upon the Participant’s “separation from service” with the Company or any Subsidiary on or following a Change in Control (as described in Section 5.A hereof), such payments shall be made to the Participant on the date that is six months following such “separation from service” or the date of the Participant’s death, if earlier. For purposes hereof, the term “specified employee” shall have the meaning attributed to such term under section 409A of the Code and the treasury regulations and other guidance promulgated thereunder.

Section 6. Restrictions on Transfer. No portion of the Award hereunder may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the Award as provided herein, unless and until the payment of the Award in accordance with Section 5 hereof.

Section 7. No Voting Rights. The Award, whether or not vested, will not confer any voting rights upon the Participant, unless and until the Award is paid in Common Shares.

Section 8. Restrictive Covenants. The effectiveness of this Award Agreement is conditioned upon the Participant honoring the following restrictive covenants (the “Restrictive Covenants”). These Restrictive Covenants are not intended to amend or supersede the terms of any noncompetition or other restrictive covenant agreed to between the Company and the Participant or to which the Participant is subject.

A. Nondisclosure of Confidential Information. The Participant acknowledges that during the course of the Participant’s employment with the Company and/or its Subsidiaries (collectively, the “Companies”) the Participant has had or will have access to and knowledge of certain information that the Companies consider confidential, and that the release of such information to unauthorized persons would be extremely detrimental to the Companies. As a consequence, the Participant hereby agrees and acknowledges that the Participant owes a duty to the Companies not to disclose, and agrees that without the prior written consent of the Company, at any time following the date hereof, either during or after the Participant’s employment with any of the Companies, the Participant will not communicate, publish or disclose, to any person anywhere or use, any Confidential Information (as hereinafter defined), except as may be necessary or appropriate to conduct the Participant’s duties to the Companies (provided the Participant is acting in good faith and in the best interests of the Companies) or as may be required by law or judicial process. The Participant will use best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person. The Participant will return to the Companies all Confidential Information in the Participant’s possession or under the Participant’s control whenever any of the Companies shall so request, and in any event will promptly return all such Confidential Information if the Participant’s relationship with the Companies is terminated for any or no reason and will not retain any copies thereof. For purposes hereof, the term “Confidential Information” shall mean any information used by or belonging or relating to the Companies that is not known generally to the industry in which the Companies are, or may be, engaged and which the Companies maintain on a confidential basis, including, without limitation, any and all trade secrets and proprietary information, information relating to the business and services, any employee information, customer lists and records, business processes, procedures or standards, know-how, manuals, business strategies, records, financial information, in each case, whether or not reduced to writing or stored electronically, as well as any information that the Companies advise the Participant should be treated as confidential.

B. Nonsolicitation of Employees. The Participant agrees that for a period beginning on the date hereof and ending 12 months following the date of the Participant’s termination of employment with the Companies for any reason, the Participant shall not, on the Participant’s own behalf or on behalf of any other person or entity, directly or indirectly, solicit, participate in or promote the solicitation of, interfere with, attempt to influence or otherwise affect the employment of any person who is employed by the Companies on the date hereof or thereafter to leave the employ of any of the Companies.

C. Forfeiture of Benefits. Upon the acceptance of any payment by the Participant hereunder, the Participant shall be deemed to represent that the Participant has not engaged in nor has any intention of engaging in any action that would constitute a violation of the Restrictive Covenants. In the event that the Participant violates the Restrictive Covenants prior to any payment under this Award Agreement, the Award hereunder may be cancelled by the Company. In the event that the Participant violates the Restrictive Covenants following any payment under this Award Agreement, the Company may require the Participant to return to the Company any Common Shares issued hereunder in respect of any vested Share Units and to refund any cash paid in respect of any Dividend Equivalent Rights accrued hereunder, in such manner and on such terms and conditions as may be required by the Committee.

D. Injunctive Relief. The Participant acknowledges and agrees that the Restrictive Covenant provisions of this Section 8 are reasonable and necessary for the successful operation of the Companies. The Participant further acknowledges that if the Participant breaches any provision of the Restrictive Covenants, the Companies will suffer irreparable injury. It is therefore agreed that the Company shall have the right to enjoin any such breach or threatened breach, without posting any bond, if so ordered by a court of competent jurisdiction. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages. In addition to any means at law or equity available to the Company to enforce the Restrictive Covenants, the Company shall retain any rights it may have under this Award Agreement relating to the Award for a breach of the Restrictive Covenants including, without limitation, the right to cancel the Award and the right to require the Participant to return to the Company any Common Shares issued hereunder in respect of any vested Share Units and to refund any cash paid in respect of any Dividend Equivalent Rights accrued hereunder. If any provision of this Section 8 is determined by a court of competent jurisdiction to be not enforceable in the manner set forth herein, the Participant and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law. If any provision of this Section 8 is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Section 8.

Section 9. Award Subject to Plan. The Award is subject to the terms of the Plan, the terms and provisions of which are hereby incorporated by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail.

Section 10. Changes in Capitalization. The Award shall be subject to the provisions of Section 3.2 of the Plan relating to adjustments for changes in corporate capitalization.

Section 11. No Right of Employment. Nothing in this Award Agreement shall confer upon the Participant any right to continue as an employee of the Company or any Subsidiary nor to interfere in any way with the right of the Company or any Subsidiary to terminate the Participant’s employment at any time or to change the terms and conditions of such employment.

Section 12. Governing Law. This Award Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof.

IN WITNESS WHEREOF, the Company and the Participant have executed this Award Agreement effective as of the date first above written.

PLATINUM UNDERWRITERS HOLDINGS, LTD.

By:

Name:
Title:

PARTICIPANT

Name: